Exhibit 99.1

Contact: Robert M. Snell,

          Vice President, Chief Financial

Officer and Secretary

(713) 759-1770

Spinnaker Exploration Company Updates Project and Production Status

Related to Hurricane Ivan

Houston, TX – October 22, 2004/PRNewswire – First Call/—Spinnaker Exploration Company (NYSE: SKE) today updated its expectation as to the impact of Hurricane Ivan and weather-related production curtailments for the third quarter of 2004. The Company also updated status on the Front Runner and Minuteman projects and commented on fourth quarter production expectations.

Spinnaker believes that total net production of 0.6 billion cubic feet of gas equivalent (Bcfge) was lost in the third quarter due to weather-related shut-ins. A majority of that production deferral relates to Hurricane Ivan.

With the effects of Hurricane Ivan included, the Company now expects to have produced net volumes of 11.2 – 11.3 Bcfge during the third quarter, versus original guidance of 11.5 Bcfge. The Company anticipates earnings for the quarter of $0.25 - $0.28 per diluted share.

Delays are anticipated for new projects being brought online including the Front Runner and Minuteman discoveries. The Front Runner project has experienced delays of two to four weeks related to securing, evacuating and re-manning of the facility and to start-up of platform rig activities. Physical damage to the spar production facility was minimal. First production is now anticipated in November. Completion operations on the A-6 well are in progress.

The Minuteman prospect has been successful with the discovery well having been sidetracked to a take point that is structurally high in a location that exhibits good sand thickness and quality. The well is expected to be a high volume completion. Initial production from the well has been delayed approximately two months relating to both Hurricane Ivan and the sidetracking of the well. This well experienced underground flow during drilling operations, as previously disclosed. The Company estimates that the gross cost to drill the well was $21 million, net of insurance proceeds. First production from the field is estimated to occur in December.

In addition to production delays, curtailments and shut-ins related to Hurricane Ivan, drilling, completion and construction operations have also been affected by the storm. The Company believes that some impact on equipment rates and availability is still being felt in the Gulf of Mexico and that these effects are likely to have some influence on operations in 2005. The Company anticipates that drilling and completion costs related to wells active during the affected period could be increased by as much as 10% to 20%.

Since its last operating release, the Company has drilled or participated in three discoveries, including Front Runner Northwest (25% working interest), High Island 206 #2 (34% WI) and Ship Shoal 72 (20% WI). During the same period, the Company has participated in four dry holes, including Sardinia (previously announced), Deep Den (68% WI), West Raptor (21% WI) and Kip (10% WI). The Company will discuss its ongoing operations further when it makes its earnings release next week, however, it now expects production for the fourth quarter to be approximately 10.2 Bcfge.

Spinnaker Exploration Company is an independent energy company engaged in the exploration, development and production of oil and gas in the U.S. Gulf of Mexico. To learn more about Spinnaker, the Company’s web site may be accessed at www.spinnakerexploration.com.

Certain statements in this press release are forward-looking and are based upon Spinnaker’s current belief as to the outcome and timing of future events that are subject to numerous uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for natural gas and oil, operating risks and other risk factors as described in Spinnaker’s Annual Report on Form 10-K for the year ended December 31, 2003 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Spinnaker’s actual results and plans could differ materially from those expressed in the forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and Spinnaker undertakes no obligation to update such forward-looking statements.